EXHIBIT 21.1

List of Subsidiaries*

Cole Corporate Income Operating Partnership III, LP, a Delaware limited partnership

CRI CCIT III, LLC, a Delaware limited liability company

*	Does not include subsidiaries of Cole Corporate Income Operating Partnership III, LP that hold investment assets, if any.